OMB Number 3235-0104

                                            Expires:



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

 FORM 3           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP
                               OF SECURITIES
           Filed pursuant to Section 16(a) of the Securities Exchange
        Act of 1934, Section 17(a) of the Public Utility Holding Company
       Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.     Name and Address of Reporting Person
        Bovi     David            M.
       (Last)    (First)       (Middle)

        319 Clematis Street, Suite 812
               (Street)

        West Palm Beach, FL      33401
        (City)         (State)   (Zip)

2.     Date of Event Requiring Statement
        (Month/Day/Year)
           07-30-99

3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4.     Issuer Name and Ticker or Trading Symbol
       Harbor Town Holding Group I, Inc., (no trading symbol)

5. Relationship of Reporting Person(s) to Issuer (check all applicable)
       _____Director__X___ 10% Owner
       _____Officer ______ Other

6.     If Amendment, Date of Original (month/day/year)

7.     Individual or Joint/Group Filing
        X    Form filed by One Reporting Person
        ___  Form filed by More than One Reporting Person


Table 1    Non-Derivative Securities Beneficially Owned

1.     Title of Security
       Common Stock

2.     Amount of Security Beneficially Owned
       17,931,250

3.     Ownership Form: Direct (D) or Indirect (I)
           D

4.     Nature of Indirect Beneficial Ownership

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TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.     Title of Derivative Security
          N/A

2.     Date Exercisable and Expiration Date (Month/Day/Year)

3.     Title and Amount of Securities Underlying Derivative Security

4.     Conversion of Exercise Price of Derivative Security

5.     Ownership Form Derivative Security: Direct (D) or Indirect (I)

6.     Nature of Indirect Beneficial Ownership



Explanation of Responses:


                      /s/ David M. Bovi             8/9/99
               **Signature of Reporting Person      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                             SEC 1473 (7-97)